CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-170889 and 333-182504 on Form S-8 and Nos. 333-172795, 333-182380, 333-189463, and 333-189464 on Form S-3 of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedule of General Growth Properties, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 2, 2015